EXHIBIT 21
LIST OF SUBSIDIARIES
OF REDWOOD TRUST, INC.

State of Incorporation
Subsidiaries	or Organization
Sequoia Mortgage Funding Corporation	Delaware
Sequoia Mortgage Funding Company 2002-B	Delaware
Sequoia Mortgage Funding Trust 2003-A	Delaware
Sequoia Mortgage Funding Trust 2004-A	Delaware
Sequoia Mortgage Trust 5	Delaware
Sequoia Mortgage Trust 6	Delaware
Sequoia Mortgage Trust 7	Delaware
Sequoia HELOC Trust 2004-1	Delaware
Acacia CDO 2, Ltd.	Cayman Islands
Acacia CDO 3, Ltd.	Cayman Islands
Acacia CDO 4, Ltd.	Cayman Islands
Acacia CDO 5, Ltd.	Cayman Islands
Acacia CDO 6, Ltd.	Cayman Islands
Acacia CDO 7, Ltd.	Cayman Islands
Acacia CDO 8, Ltd.	Cayman Islands
Acacia CDO CRE 1, Ltd.	Cayman Islands
RWT Holdings, Inc.	Delaware
Sequoia Residential Funding, Inc.	Delaware
Redwood Commercial Funding, Inc.	Delaware
Madrona Residential Funding LLC	Delaware
Madrona LLC	Delaware